Exhibit 4.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”), dated as of April 8, 2004, is entered into by and between The Riverview Group LLC (“Riverview”) and Vaso Active Pharmaceuticals, Inc. (the “Company”), a Delaware corporation (collectively the “Parties” or individually as “Party”).

I.  RECITALS

WHEREAS, the Parties entered into a Securities Purchase Agreement dated as of March 16, 2004 by and among Vaso Active Pharmaceuticals, Inc. and the investors identified on the signature pages thereto (“Purchase Agreement”), pursuant to which the Company issued to Riverview the Convertible Note dated as of March 16, 2004 in the principal amount of $7,500,000 (the “Note”) and the Warrant dated as of March 16, 2004 for the purchase of shares of the Company’s Common Stock thereunder.

WHEREAS, Section 4(a)(ii) of the Note provides that the “suspension from trading or failure of the Common Stock to be listed on the Principal Market, the NASDAQ National Market or The New York Stock Exchange, Inc. for a period of five consecutive days or for more than an aggregate of 10 days in any 365-day period” shall constitute an “Event of Default.”

WHEREAS, the Company is in default under the Note because the Common Stock is not so listed and the SEC temporarily suspended trading of the Common Stock on April 1, 2004 and such suspension has continued for more than five consecutive days.

WHEREAS, the Parties desire to fully and finally settle, resolve and specifically release each other from all claims arising under the Transaction Documents on the terms set forth below, without admitting or denying liability.

II.  AGREEMENT

THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the Parties hereto as follows:

1.                                       Capitalized Terms:  Capitalized terms that are used but not defined in this Agreement shall have the respective meanings ascribed thereto in the Purchase Agreement or the Note.

2.                                       Settlement Obligations:  In consideration of the Agreement and the Parties’ agreement to perform the obligations required hereunder, including, specifically, Riverview not sending an Event of Default Notice to the Company and not demanding all remedies to which Riverview may be entitled under the Transaction Documents, the Company hereby agrees to deliver, by wire transfer, in immediately available funds, the sum of U.S. $7,500,000,with no accrued interest to date and no Redemption Premium, Event of Default Redemption Price or any other premium or penalties, plus an expense reimbursement in connection with entering into this Agreement of U.S. $15,000, for a total of U.S. $7,515,000, to Riverview by no later than 4 PM EST on Thursday, April 8, 2004.  The obligations set forth in this paragraph together with the Company’s other obligations hereunder may be referred to as the “Settlement Obligations.”

3.                                       No Assignment:  The parties represent and warrant that they have not assigned, conveyed, or otherwise transferred to any other person or entity, any claim or portion thereof or interest therein relating to any of the matters that are the subject of this Agreement, nor shall they hereafter do so.

4.                                       Specific Release by the Company:  Subject to performance of the Settlement Obligations, the Company does for itself and each of the other Company Indemnitees hereby fully, finally, and forever release, remise, discharge, and acquit Riverview, its affiliates and subsidiaries, predecessor and successor corporations or entities, and any and all of their past, present and future managers, investors, shareholders, partners, officers, directors, employees, agents, representatives, accountants, auditors and attorneys, and any and all other persons, firms, corporations, or entities that could or might act on its behalf (collectively, the “Riverview Indemnitees”) from and against any and all claims, actions, causes of action, debts, damages, demands, offsets, payments, costs, attorneys’ fees, obligations of every kind and nature, rights, liabilities, charges, expenses, contracts, promises, or agreements, direct or indirect, regardless of the legal theory upon which they are based, whether known or unknown, now existing, liquidated or unliquidated.

5.                                       Specific Release by Riverview:  Subject to performance of the Settlement Obligations, Riverview does for itself and each of the other Riverview Indemnitees hereby fully, finally, and forever release, remise, discharge, and acquit the Company, its past, present and future investors, shareholders, officers, directors, employees, agents, representatives, accountants, auditors and attorneys, and any and all other persons, firms, corporations, or entities that could or might act on its behalf (collectively, the “Company Indemnitees”) from and against any and all claims, actions, causes of action, debts, damages, demands, offsets, payments, costs, attorneys’ fees, obligations of every kind and nature, rights, liabilities, charges, expenses, contracts, promises, or agreements, direct or indirect, regardless of the legal theory upon which they are based, whether known or unknown, now existing or arising at any time in the future, liquidated or unliquidated, solely arising out of or relating to the Transaction Documents.  Riverview does not release, nor does it intend to release, any claims, causes of action, damages, liabilities, obligations, costs or expenses, other than those specifically released herein.

6.                                       Sufficiency of Consideration:  Other than the satisfaction of the Settlement Obligations and terms set forth in this Agreement, the Parties each acknowledge and agree that no additional consideration is required or owing to the other and that sufficient consideration has passed between them by virtue of this Agreement to render this Agreement, including the releases herein, valid and enforceable.

7.                                       Construction:  The Parties agree that in the event of any dispute concerning the interpretation or construction of this Agreement, no presumption shall exist with respect to the Party initially drafting the Agreement.  The Parties agree they have had ample opportunity to influence the choice of language and terms of this Agreement.

8.                                       Governing Law and Venue:  This Agreement shall be governed by and construed according to the laws of the state of New York without reference to any conflicts of law principles that might specify the application of any other jurisdiction’s laws.  The Parties also irrevocably consent to the jurisdiction of the federal and state courts in New York, NY for the purposes of enforcing this Agreement and irrevocably waive any objection or defense to the jurisdiction of such courts, including, but not limited to, subject matter jurisdiction, personal jurisdiction, venue, forum non conveniens or any other similar objection or defense.

9.                                       Heirs, Successors and Assigns:  This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each Party, and inure to the benefit of each Party, its heirs, successors and assigns.

10.                                 Duty to Effectuate:  The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

11.                                 Entire Agreement:  This Agreement constitutes the entire agreement between the Parties regarding the settlement of claims arising from or relating to the Transaction Documents.  Each Party acknowledges that it has not executed this Agreement in reliance on any representation, inducement, promise, agreement, or warranty that is not contained in this Agreement.

12.                                 Warranty of Capacity to Execute Agreement:  The Parties represent and warrant that they have the legal power and authority to enter into and bind the Parties to the terms and conditions contained in this Agreement.

13.                                 Voluntarily and Knowingly:  Each Party represents and agrees:  (i) that it has fully reviewed this Agreement and has had the opportunity to seek advice by independent counsel of its choosing in that regard; (ii) that it fully understands the terms of this Agreement and has entered into this Agreement voluntarily and knowingly, without any coercion or duress on the part of any person or entity; (iii) that it was given adequate time to consider all implications of this Agreement prior to entering into it; and (iv) that this Agreement shall not be construed more strictly against any Party because that Party or its counsel participated in drafting it.

14.                                 Effective Date:  This Agreement is effective on the later of the dates that each Party signed this Agreement (“Effective Date”).

15.                                 Counterparts:  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.                                 Waiver:  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instruments signed by the Party charged with the waiver or estoppel; no written waiver shall be deemed a continuing waiver unless specifically stated therein and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any other act than that specifically waived.

17.                                 Survival of Rights:  If for any reason the Parties do not get the benefit of their bargain contemplated by this Agreement, then the Parties will be restored to their original positions with all their rights preserved and enforceable, as if such Agreement had never been signed, and all releases exchanged hereunder shall be null and void.

18.                                 Severable:  The provisions of this Agreement are severable, and if any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be unenforceable, such holding shall not affect or impair any other provision of this Agreement.

19.                                 Enforce According to Terms:  The Parties intend this Agreement to be enforced according to its terms.

20.                                 Public Disclosure:  Unless required by law, the Parties agree to keep the terms of this Agreement (including the Agreement itself) confidential and not to disclose such to anyone other than the Parties hereto and their legal, accounting and investment-banking advisors.  In the event that public disclosure of this Agreement or the terms of this Agreement are required by law, prior to making any such disclosure, including, but not limited to, issuing any press release or other public announcement concerning this Agreement, the Party proposing to make such disclosure or issue such press release or public announcement shall provide a copy of such disclosure, press release or public announcement to the other Party hereto and shall not make such disclosure, press release or public announcement without the consent of the other Party, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, Riverview hereby approves the disclosure of this Agreement as an attachment to a Form 8K to be filed with the Company along with the Company’s issuance of the press release attached hereto as Exhibit A.

21.                                 Additional Remedies:  Notwithstanding any other provision under this Agreement, including the Releases in paragraph five (5), to the extent that the Company fails to perform its Settlement Obligations under this Agreement, or to the extent that Riverview fails to receive the benefit of its bargain as provided in paragraph seventeen (17), then under those circumstances for the avoidance of doubt Riverview shall retain all rights under the Transaction Documents that it has ever had.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by themselves or their duly authorized representatives as of the date hereof.

ACCEPTED AND AGREED:

THE RIVERVIEW GROUP LLC

By:

/s/ David Nolan
Name: David Nolan
Title: Vice Chairman
Date: 4-8-04

VASO ACTIVE PHARMACEUTICALS, INC.

By:

/s/ John J. Masiz
Name: John J. Masiz
Title: President
Date: 4-8-04